EXHIBIT 14.1

VIEW, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

(Effective March 8, 2021)

A.PURPOSE

This Code of Business Conduct and Ethics (this “Code”) is designed to deter wrongdoing and to promote:

1.fair and accurate financial reporting;

2.compliance with applicable laws, rules and regulations including, without limitation, applicable anti- corruption laws, as well as full, fair, accurate, timely and understandable disclosure in reports and documents that View, Inc. (together with any subsidiaries, collectively the “Company”) files with, or submit to, the U.S. Securities and Exchange Commission (the “SEC”) and in the Company’s other public communications;

3.the prompt internal reporting of violations of this Code as set forth in this Code;

4.honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; and

5.a culture of honesty and accountability.

This Code applies to all directors, officers and employees (who, unless otherwise specified, will be referred to jointly as “personnel”) of the Company, as well as Company contractors, consultants and agents. This Code serves as a guide, and the Company expects personnel to use good judgment and adhere to the high ethical standards to which the Company is committed. For purposes of this Code, the Company’s General Counsel serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Code.

Personnel are expected to read the policies set forth in this Code and ensure that they understand and comply with them. The Compliance Officer is responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. You should direct any questions about this Code or the appropriate course of conduct in a particular situation to your manager, the Compliance Officer or Human Resources, who may consult with the Company’s outside legal counsel or the Company’s board of directors (the “Board”), as appropriate.

You should read this Code in conjunction with other policies applicable to personnel.

B.FINANCIAL REPORTS AND OTHER RECORDS – DISCLOSURE

Personnel are responsible for the accurate and complete reporting of financial information within their respective areas and for the timely notification to senior management of financial and non-financial information that may be material to the Company to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with government agencies or releases to the general public.

All personnel involved in the Company’s disclosure process must familiarize themselves with the disclosure requirements applicable to the Company and the business and financial operations of the Company, and must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

Personnel must maintain all of the Company’s books, records, accounts and financial statements in reasonable detail, and reflect the matters to which they relate accurately, fairly and completely. Furthermore, personnel must ensure that all books, records, accounts and financial statements conform both to applicable legal requirements and to the Company’s system of internal controls. Personnel must carefully and properly account for all assets of the Company. Personnel may not establish any undisclosed or unrecorded account or fund for any purpose. Personnel shall not make any false or misleading entries in the Company’s books or records for any reason, or disburse any corporate funds or other corporate property without adequate supporting documentation and authorization. Personnel shall not misclassify transactions related to accounts, business units or accounting periods. All personnel bear responsibility for ensuring that they are not party to a false or misleading accounting entry.

C.CONFLICTS OF INTEREST

You must act and behave in the Company’s best interests and not based on personal relationships or benefits. You should avoid situations where your personal activities and relationships conflict, or appear to conflict, with the Company’s interests.

The following is a non-exhaustive list of examples of conflicts of interest to be avoided:

1.Family Members. Personnel may not conduct business on behalf of the Company with family members or an organization with which a family member is associated, unless such business relationship has been disclosed to, and authorized by, the Company and is a bona fide arms-length transaction.

2.Interests in Other Businesses. Personnel may not accept compensation in any form for services performed for the Company from any source other than the Company. Personnel should not have an undisclosed material financial interest in a competitor, supplier, customer or business partner of the Company.

3.Improper Conduct and Activities. Personnel may not engage in any conduct or activities that materially disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

4.Gifts and Gratuities. This Code does not prohibit modest meals, gifts, or entertainment to or from private third parties that conduct business with the Company, provided the value is reasonable (not lavish or excessive), is appropriate, related to a legitimate business purpose, lawful under local laws, and properly recorded in the Company’s books and records. Any questions about gifts and gratuities should be directed to the Compliance Officer.

5.Personal Use of Company Assets. Personnel should treat Company owned equipment with care and use the equipment and tools with the Company’s interests in mind. Personnel should also use good judgment in using Company assets for personal matters. The Company permits reasonable personal use of Company owned equipment, but personnel should be aware that all electronic information and equipment remain the sole property of the Company.

6.Significant Relationships. Conflicts of interest can arise based on the activities of third parties in significant relationships (e.g., domestic partners, dating relationships, etc.). An actual or potential conflict of interest occurs when an individual is in a position to influence a decision that may result in a personal gain for that individual as a result of business dealings with the Company (e.g., a personal relationship with subordinate personnel or vendors). In addition, personal or romantic involvement with a competitor, supplier or subordinate personnel of the Company creates an actual or potential conflict of interest. In cases where there is an actual or potential conflict because of the relationship between personnel or others engaged in business dealings with the Company, even if there is no line of authority or reporting involved, the individual(s) may, at the Company’s sole discretion, be separated by reassignment or terminated from employment.

7.Employment of Relatives. The Company may hire relatives of personnel where there are no potential problems of supervision, morale or potential conflicts of interest. Personnel who marry or become related will be permitted to continue to work as long as there are no substantial conflicts. Reasonable accommodations will be made when possible in the event a conflict arises.

Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations. Personnel should seek guidance from their manager, the Compliance Officer or Human Resources when they have any questions or doubts.

If you become aware of any of the relationships or conduct described above or actual or potential conflict of interest where your interests may conflict with the Company’s interests, or are concerned that a conflict might develop, you should report such conflict and discuss it with your manager, the Compliance Officer or Human Resources and then obtain approval from the Compliance Officer before engaging in that activity or accepting something of value. Failure to comply with this policy may result in disciplinary action, up to and including termination.

D.CORPORATE OPPORTUNITIES

Except as otherwise set forth in the Company’s certificate of incorporation and bylaws, personnel owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Personnel are prohibited from taking or directing to a third party to take, a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. Personnel are further prohibited from competing with the Company directly or indirectly during their employment with the Company and as otherwise provided in any written agreement with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Personnel should discuss with their manager, the Compliance Officer or Human Resources if they have any questions.

E.PROTECTION OF ASSETS, CONFIDENTIALITY AND COMMUNICATIONS

All personnel should endeavor to protect the Company’s assets and ensure their efficient use. Any suspected incident of fraud or theft should be reported immediately to the person’s manager, the Compliance Officer or Human Resources for investigation.

In carrying out the Company’s business, personnel may learn confidential or proprietary information about the Company, its customers, suppliers or business partners. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful to competitors if disclosed.

Personnel must maintain the confidentiality of information about the Company and other companies entrusted to them by the Company, use the information only for permissible business purposes and in accordance with any restrictions imposed by the disclosing party, and limit dissemination of the confidential information, both inside and outside the Company, to people who need to know the information for business purposes and who are bound by similar obligations of confidentiality, unless disclosure is authorized or legally mandated.

The obligation to protect confidential information does not end when personnel leave the Company. Any questions about whether information is confidential should be directed to the Compliance Officer.

Any personnel who are contacted by a member of the financial community, the press or any other outside organization or individual, should refer them to the Investor Relations Department. Similarly, any questions on overall business trends, business in different geographies, pricing, suppliers, new products or technologies, lawsuits or disputes or any other aspects of the Company’s business should be referred to the Investor Relations Department.

F.FAIR DEALING

The Company does not seek competitive advantages through illegal or unethical business practices. All personnel should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors, business partners and personnel. No personnel should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

G.COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All personnel must respect and obey all laws when carrying out responsibilities on behalf of the Company and refrain from illegal conduct. Personnel have an obligation to be knowledgeable about specific laws, rules and regulations that apply to their areas of responsibility. If a law conflicts with a policy in this Code, personnel must comply with the law. Any questions as to the applicability of any law should be directed to the Compliance Officer. The following is a brief summary of certain topics about which personnel should be aware:

1.Antitrust. Antitrust laws (or, as they are known in most of the world, “competition” laws) are designed to foster competitive markets and prohibit activities that unreasonably restrain trade. In general, actions taken in combination with another company that unreasonably reduce competition may violate antitrust laws. Certain types of agreements with competitors (including, but not limited to, agreements on prices and output) are always illegal and may result in criminal penalties such as prison terms for the individuals involved and large fines for the corporations involved. In addition, unilateral actions by a company with market power in the sale or purchase of a particular good or service may violate antitrust laws if those actions unfairly exclude competition. As a result of the numerous antitrust laws and enforcement regimes in various jurisdictions inside and outside the United States, at times it is possible that certain actions may simultaneously violate some jurisdictions’ antitrust laws while not violating other jurisdictions’ antitrust laws.

The Company is dedicated to complying with the numerous laws that govern competition. Any activity that undermines this commitment is unacceptable. The laws governing this area are complex, and personnel should reach out to the Compliance Officer before taking any action that may implicate these laws whenever appropriate.

2.Health, Safety and Environment. The Company works to conduct its business activities and operations in a manner that promotes protection of people and the environment to the extent practicable. Personnel are responsible for complying with all applicable laws, rules and regulations governing health, safety and the environment.

3.Fair Employment Practices. The Company strives to maintain a work environment in which all individuals are treated with respect and dignity. Every individual has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited.

The Company requires all personnel to treat all colleagues in a respectful manner and to forge working relationships that are uniformly free of bias, prejudice and harassment. The Company prohibits discrimination against or harassment of any team member on the basis of race, religion or religious creed (including religious dress and grooming practices), color, ethnic or national origin, sex (including pregnancy, childbirth, breastfeeding or related medical conditions), nationality, national origin, ancestry, immigration status or citizenship, age, physical or mental disability, medical condition (including genetic information or characteristics, or those of a family member), military service or veteran status, marital status or family care status, sexual orientation, family medical leave, gender (including gender identity, gender expression, transgender status or sexual stereotypes), political views or activity, status as a victim of domestic violence, sexual assault or stalking, or any other basis or classification protected by applicable federal, state or local law.

All personnel who are found to have discriminated against other personnel are subject to discipline up to and including termination.

No individual will suffer any reprisals or retaliation for making complaints or reporting any incidents of discrimination or perceived discrimination, or for participating in any investigation of incidents of discrimination or perceived discrimination. The Company does not permit retaliation of any kind for good faith reports of discrimination or perceived discrimination.

4.Insider Trading. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material non-public information about that company. Because personnel will have knowledge of specific confidential information that is not disclosed outside the Company and may constitute material nonpublic information, trading in the Company’s securities or in the securities of those companies with which the Company does business or “tipping” to others who trade could constitute insider trading, which is illegal. It is personnel’s responsibility to comply with these laws and not to share material nonpublic information. Certain personnel, including directors, officers and other designated employees, are prohibited from trading in the Company’s securities during quarterly blackout periods and certain event-specific blackouts. These persons must also obtain pre-clearance of all transactions involving Company securities during open trading windows. Please refer to the Company’s Insider Trading Policy for additional details.

5.Anti-Money Laundering. The Company is committed to complying fully with all anti-money laundering laws. Money laundering generally involves conducting a transaction to conceal the illegal origins of funds or to facilitate illegal activity. The Company aims to conduct business only with reputable customers involved in legitimate business activities using funds derived from legitimate sources. Personnel should avoid engaging in any transaction that is structured in any way that could be viewed as concealing illegal conduct or the tainted nature of the proceeds or assets at issue in the transaction.

6.U.S. Economic Sanctions Compliance and Export Controls. The Company requires compliance with laws and regulations governing trade in both the United States and in the countries where the Company conducts its business. A number of countries maintain controls on the export of hardware, software and technology. Some of the strictest export controls are maintained by the United States against countries and certain identified individuals or entities that the U.S. government considers unfriendly or as supporting international terrorism. These controls include:

a.restrictions on the export and reexport of products, services, software, information or technology that can occur via physical shipments, carrying by hand, electronic transmissions (e.g., emails, distribution of source code and software) and verbal communications;

b.sanctions and embargoes that restrict activities including exports, monetary payments, travel and the provision of services to certain individuals (including individuals and entities included in, and owned or controlled by an individual or entity included in, the List of Specially Designated Nationals & Blocked Persons, the Sectoral Sanctions Identifications (SSI) List or Foreign Sanctions Evaders List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other applicable list of sanctioned, embargoed, blocked, criminal or debarred persons maintained by any U.S. or non-U.S. government, the European Union, Interpol, the United Nations, the World Bank or any other public international organization relevant to Company business), companies and countries;

c.international boycotts not sanctioned by the U.S. government that prohibit business activity with a country, its nationals or targeted companies; and

d.imports of products that are subject to the importing country’s customs laws and regulations, which apply regardless of the mode of transportation, including courier shipments and carrying by hand.

Personnel must comply with all applicable trade controls and must not cause the Company to be in violation of those laws. If personnel become aware of any information suggesting that the Company has or may in the future engage in a transaction that could violate applicable economic sanctions, they should report this information to the Compliance Officer immediately. In addition, please consult the Compliance Officer in relation to any proposed export of Company products or services.

7.Maintaining and Managing Records. The Company is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Records include all recorded information, regardless of medium or characteristics. Civil and criminal penalties for failure to comply with such guidelines can be severe for personnel, agents, contractors and the Company.

8.Political Activities. The Company does not make contributions to political candidates or political parties except as permitted by applicable laws. Personnel engaging in political activity will do so as private citizens and not as representatives of the Company. Personnel’s personal lawful political contribution, or decision not to make a contribution, will not influence such personnel’s compensation, job security or opportunities for advancement.

H.BRIBERY, KICKBACKS, FRAUD AND CORRUPTION

The Company has a “zero tolerance” policy and strictly prohibits all forms of bribery and corruption, regardless of whether they involve a public official or a private person. Bribery and corruption are antithetical to the Company’s commitment to operating with the utmost integrity and transparency and are also prohibited under the laws of most countries around the world, including pursuant to laws such as the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010. As a result, the Company strictly prohibits its personnel and agents from offering, promising, or giving anything of value (e.g., cash, gifts, entertainment, job offers) to a Government Official, directly or indirectly, with the intention of influencing him or her in his or her capacity as a Government Official to obtain or retain business or obtain or retain a business advantage. An offer or a promise of a bribe, even if the Government Official rejects the offer or it fails to bring about the desired outcome, is also prohibited.

The term Government Official is broadly defined to include not only officials or employees of government agencies at any level (such as legislators, tax authorities, police officials, judges, etc.), but also employees of state-owned/controlled enterprises (e.g., state-owned universities, hospitals, or infrastructure organizations); political parties and officials of political parties; employees of public international organizations like the U.N. or the World Bank; other people who act in an official capacity on behalf of any of the above; and candidates for public office. This includes U.S. officials, as well as foreign officials. Offering, promising, or providing money or anything of value to a family member of a Government Official can also be considered an inappropriate payment to the official.

1.“Grease” or “Facilitating” Payments. All payments to Government Officials to secure an improper advantage, including payments made to Government Officials to expedite or to secure the performance of a routine governmental action, are strictly prohibited.

2.Meals, Entertainment, Gifts, and Travel to Government Officials. Company personnel and third-party agents are prohibited from providing meals, entertainment, or gifts (excluding gifts containing the Company logo or other Company insignia) to Government Officials without advance written approval from the Compliance Officer. Cash or cash equivalents (e.g., gift cards) should never be given to a Government Official as a gift. Similarly, the payment of travel or lodging expenses for Government Officials is prohibited unless advance written approval is obtained from the Compliance Officer.

3.Solicitation and Extortion. Payments to Government Officials are prohibited even when they are demanded by a Government Official or if the Government official threatens adverse action against the Company unless a payment is made. If a payment is made to protect an individual’s health and safety, it should be immediately reported to the Compliance Officer and must be accurately recorded in the Company’s books and records to reflect the amount and purpose of the payment. If at all practicable, contact should be made with the Compliance Officer before such a payment is made. If prior consultation is not practicable, the fact of payment and the circumstances should be reported as soon as is practicable thereafter.

4.Charitable Donations and Sponsorships. Charitable donations may also raise anti-corruption issues and implicate anti-corruption laws, particularly where a donation is to a charity with which a Government Official is associated. Such donations should only be made to registered and well respected charities, must not be made to gain or retain a business advantage, and must be approved in advance by the Compliance Officer. Additionally, all sponsoring contributions (i.e., contributions in money or in kind towards an event organized by a third party in return for the opportunity to advertise) must be transparent, pursuant to a written agreement, for legitimate business purposes, and commensurate with the consideration offered by the event host.

5.Commercial Transactions Involving Government Officials. When engaging in government contracting or transactions with state-owned or controlled enterprises, no payments or any other benefits that flow directly or indirectly to a Government Official may be provided. For example, a Government Official shall not be provided a commission for services or any other payment or benefit in connection with a government contract, tender, or bid – regardless of whether such a payment or benefit is customary in the country in question.

6.Private Bribery and Kickbacks. The Company also prohibits its personnel and third-party agents from offering, promising, or giving anything of value to a private person, directly or indirectly, with the intention of inducing the person to improperly perform a relevant function or activity (such as his or her work) or to reward a person for having improperly performed a relevant function or activity. An offer or a promise of a bribe, even if the private person rejects the offer or it fails to bring about the desired outcome, is also prohibited. Company personnel are prohibited from using their positions at the Company to solicit, demand, accept, obtain, or be promised advantages. These are sometimes called “kickbacks.”

7.Relationships with Third Parties, Agents, and Business Partners. The Company strictly prohibits using an independent contractor, agent, consultant, intermediary, reseller, distributor, or other third party to pay or give a bribe. The actions of third parties present particular risks because in certain circumstances the Company and its personnel can be held liable for improper payments made by a third party, even if the Company did not have actual knowledge of the payment. Accordingly, the Code of Conduct provides for strict due diligence and controls when dealing with third parties who may interact with a Government Official or who may interact with private parties for or on behalf of the Company.

Whenever the Company seeks to engage a consultant, agent, representative, subcontractor or other third party (“Third Party”) in a context in which the Third Party may interact with a Government Official or act for or on behalf of the Company in private matters, the following guidelines must be followed:

a.Due diligence must be performed to ensure that the Third Party is a bona fide and legitimate entity, is qualified to perform the services for which it will be retained, and maintains standards consistent with the ethical and reputational standards of the Company. Diligence should be tailored to the particular corruption risks of the situation. It should include external research and confirmation of the Third Party’s qualifications, and an in-person meeting or interview with the Third Party itself or the principals of the Third Party. In addition to public profile information, it may be appropriate to have the Third Party respond to written questions regarding its structure, history, connections to Government Officials, and references. Diligence should be enhanced if there are red flags of improper activity (e.g., unusual or excessive payment requests or requests for payments in a different country). All documents relating to the due diligence should be retained in the Company’s files.

b.Agreements with Third Parties must be in writing and must describe the services to be performed, the basis for compensation of the Third Party, the amounts to be paid, and other material terms and conditions of the representation, including compliance with applicable laws.

c.Payments to a Third Party should never be made in cash, and should be made to the Third Party’s bank account in the country where the services are performed or where the Third Party’s offices are located.

d.After an agreement is executed and during the course of a relationship with a Third Party, Company personnel shall continue to ensure compliance with anti-corruption laws, including confirmation that the Third Party is actually performing the services for which it is being paid. If circumstances arise which raise a possible corruption concern, Company personnel should immediately discuss the concern with the Compliance Officer.

I.COMPLIANCE AND REPORTING

1.Seeking Guidance. Personnel are encouraged to seek guidance from their manager, the Compliance Officer or Human Resources when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding this Code should be brought to the attention of the Compliance Officer.

2.Reporting Violations. If personnel know of or suspects a violation of this Code, or of applicable laws and regulations (including complaints or concerns about accounting, internal accounting controls or auditing matters), or personnel have concerns about a situation that they believe does not reflect the Company’s culture and values, such personnel must report it immediately to their manager, the Compliance Officer or Human Resources. Personnel or third parties may also report concerns anonymously at https://www.whistleblowerservices.com/VIEW or +1 (888) 479-2043. All reports will be kept confidential, to the extent practical, except where disclosure is required to investigate a report or mandated by law. The Company does not permit retaliation of any kind for good faith reports of violations or possible violations.

3.Investigations. Reported violations will be promptly and thoroughly investigated. As a general matter, the Board will oversee investigations of potential violations by directors or executive officers, and the Compliance Officer will oversee investigations of potential violations by other personnel. However, it is imperative that the person reporting the violation not conduct an investigation on their own. Personnel are expected to cooperate fully with any appropriately authorized investigation, whether internal or external, into reported violations. Personnel should never withhold, tamper with or fail to communicate relevant information in connection with an appropriately authorized investigation.

In addition, personnel are expected to maintain and safeguard the confidentiality of an investigation to the extent possible, except as otherwise provided below or by applicable law. Making false statements to or otherwise misleading internal or external auditors, investigators, legal counsel, Company representatives, regulators or other governmental entities may be grounds for immediate termination of employment or other relationship with the Company and also be a criminal act that can result in severe penalties.

4.Sanctions. Personnel who violate this Code may be subject to disciplinary action, up to and including termination of employment. Moreover, personnel who direct or approve of any conduct in violation of this Code, or who have knowledge of such conduct but do not immediately report it may also be subject to disciplinary action, up to and including termination of employment. A director who violates this Code or directs or approves conduct in violation of this Code shall be subject to action as determined by the Board. Furthermore, violations of some provisions of this Code are illegal and may subject personnel to civil and criminal liability.

5.Disclosure. Nothing in this Code limits or prohibits personnel from engaging for a lawful purpose in any “Protected Activity.” “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating or participating, with any state, federal or other governmental agency, including the SEC, the Equal Employment Opportunity Commission and the National Labor Relations Board. Notwithstanding any other policies in this Code (or elsewhere), personnel are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are personnel obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, personnel must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications; any such disclosure, without the Company’s written consent, violates Company policy.

J.WAIVERS AND AMENDMENTS

Only the Company Board (or an appropriate committee) may waive any provisions of this Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers). Any waivers of this Code for other personnel may be made by the Company’s General Counsel or the Board (or appropriate committee).

All amendments to the Code must be approved by the Board. Any waiver or amendment requiring disclosure will be promptly disclosed in accordance with applicable U.S. securities laws and/or stock exchange listing standards.

K.ACKNOWLEDGMENT

All new personnel must sign an acknowledgment form confirming that they have read this Code and that they understand and agree to comply with its provisions. Signed acknowledgment forms will be kept in personnel files. Failure to read this Code or to sign an acknowledgment form does not excuse any person from the terms of this Code.